THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR RECEIPT BY THE MAKER OF AN OPINION OF COUNSEL IN THE FORM, SUBSTANCE AND SCOPE REASONABLY SATISFACTORY TO THE MAKER THAT THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION HEREOF MAY BE SOLD, TRANSFERRED,  OR OTHERWISE DISPOSED OF, UNDER AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND SUCH STATE SECURITIES LAWS.

FLINT TELECOM GROUP, INC.
PROMISSORY NOTE

$500,000                                                                                                                         May 13, 2009

FOR VALUE RECEIVED, Flint Telecom Group, Inc., a Nevada corporation whose principal office is located at 327 Plaza Real, Suite 319, Boca Raton, FL 33432 (the "Company"), promises to pay to the order of Michael Butler (the "Payee"), at the office of the Payee at Carrick House, 49 Fitzwilliam Square, Dublin 2, Ireland, or at such other place as Payee may designate in writing, the principal sum of Five Hundred Thousand Dollars ($500,000) (the "Principal Amount") on the terms set forth below. No interest shall accrue. All payments of principal hereunder shall be made in U.S. currency.

1. Definitions.

Capitalized terms not defined herein shall have the same meaning as set forth in the Investment Agreement.  The following terms shall have the meanings herein specified:

     "Event of Default" means an event specified in Section 3 hereof.

     "Holder" means the Payee, and each endorsee, pledgee, assignee, owner and holder of this Note, as such; and any consent, waiver or agreement in writing by the then Holder with respect to any matter or thing in connection with this Note, whether altering any provision hereof or otherwise, shall bind all subsequent Holders.  Notwithstanding the foregoing, the Company may treat the registered holder of this Note as the Holder for all purposes.

     "Principal Amount" shall have the meaning set forth in the initial paragraph.

     "Person" means an individual, trust, partnership, firm, association, corporation or other organization or a government or governmental authority.

          Words of one gender include the other gender; the singular includes the plural; and the plural includes the singular, unless the context otherwise requires.

2. Payment of this Note - Principal and Interest.

(a)           Payment after Milestone Deadline.  All principal, and a cash fee of two hundred and fifty thousand dollars ($250,000), shall be due and payable ninety (90) days from the date of the Note.

(b)           Payment on an Event of Default.   If the Note is not repaid within ninety (90) days from the date of the Note, the Holder may request in writing that the Company immediately assign a number of shares of China Voice Holding Corp.’s (CHVC) restricted common stock being used as security under this Note (the “Shares”), such number of shares shall equal the dollar value of the default amount, to be calculated based on the average closing price (ACP) of CHVC’s common stock during the ten trading days prior to the notice of default, and such shares to be issued monthly on a pro rata basis to the Holder over a period of twelve months. Holder may proceed to sell the Shares, in accordance with Rule 144 of the Securities and Exchange Commission (SEC) under the following terms and conditions: (i) Holder may sell on a daily basis an amount of shares not to exceed the daily average trading volume of CHVC’s common stock in the prior month; (ii) Holder may sell the Shares at a price per share not less than 90% of the ACP over the ten trading days prior to the Holder’s actual sale date(s). At the end of each week, Holder shall provide documentation evidencing all sales of the Shares completed in the previous month. Should any sales have been completed at less than 90% of the ACP, the Company shall impose a penalty against Holder equal to that week’s total share value sold. This penalty will also be imposed should Seller not promptly provide its stock sales data to Buyer for any given week.

If an Event of Default occurs and is continuing, then the Holder of this Note may without presentment, protest, notice or demand, all of which are expressly waived, declare this Note immediately due and payable and demand payment of all principal and, at any time thereafter, the Holder may proceed to collect such unconverted principal.

(c)           Prepayment.   The Company may prepay this Note at any time without penalty.

(d)           Security.  This Note and the amounts due hereunder are secured by the following assets: ten million (10,000,000) shares of China Voice Holding Corp.’s restricted common stock held directly by Flint Telecom Group, Inc. (the “Shares”).

3. Events of Default.

The existence of any of the following conditions shall constitute an Event of Default:

(a)           Commencement of proceedings under any bankruptcy or insolvency law or other law for the reorganization, arrangement, composition or similar relief or aid of debtors or creditors if such proceeding remains undismissed and unstayed for a period of 60 days following notice to the Company by the Holder.

(b)           If the Company shall dissolve, liquidate or wind up its affairs or sell substantially all of its assets, unless the provisions of Section 4 of this Note are met, in which case there is no Event of Default.

             4. Compliance with Securities Laws.
(a)      The Holder agrees and acknowledges that none of these common shares acquired are, and may never be, registered under the Securities Act of 1933 or under any state securities or "blue sky" laws of any state of the United States, and, unless so registered, may not be offered or sold in the United States or, directly or indirectly, to U.S. Persons (as that term is defined in Regulation S under the Securities Act of 1933), except in accordance with the provisions of Regulation S, pursuant to an effective registration statement under the Securities Act of 1933, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and in each case only in accordance with applicable state and federal securities laws.

(b)      The Holder of this Note acknowledges that this Note is being acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment, and that the Holder shall not offer, sell or otherwise dispose of this Note.  This Note and any Note issued in substitution or replacement there for shall be stamped or imprinted with a legend in substantially the following form:

THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR RECEIPT BY THE MAKER OF AN OPINION OF COUNSEL IN THE FORM, SUBSTANCE AND SCOPE REASONABLY SATISFACTORY TO THE MAKER THAT THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON DEFAULT HEREOF MAY BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF, UNDER AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND SUCH STATE SECURITIES LAWS.

THE SECURITIES MAY ONLY BE SOLD OR OTHERWISE DISPOSED OF AS FOLLOWS: THE MAXIMUM AMOUNT OF SHARES SOLD OR OTHERWISE DISPOSED OF PER DAY MAY NOT EXCEED THE DAILY AVERAGE TRADING VOLUME OF THE ISSUER’S COMMON STOCK IN THE PRIOR MONTH. THIS RESTRICTION IS INDEPENDENT OF AND IN ADDITION TO THE OTHER RESTRICTIONS ON TRANSFER NOTED HEREON.

5. Transfer. Transfer of this Note shall be subject to prior delivery by the proposed transferee to the Company of an opinion of counsel that such transfer is in compliance with all federal and all other applicable laws. In order to transfer this Note, the Holder, or its duly authorized attorney, shall surrender this Note at the office of the Company pursuant to Section 10 herein, accompanied by an assignment duly executed by the Holder hereof.

6. Loss or Mutilation of Note.  Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, together with an indemnity reasonably satisfactory to the Company, in the case of loss, theft, or destruction, or the surrender and cancellation of this Note, in the case of mutilation, the Company shall execute and deliver to the Holder a new Note of like tenor and denomination as this Note.

7. Holder not Shareholder.  This Note does not confer upon the Holder any right to vote or to consent or to receive notice as a shareholder of the Company or of China Voice Holding Corp., as such, in respect of any matters whatsoever, or any other rights or liabilities as a shareholder, prior to the default hereof.

8. Waivers.  The failure of Holder to enforce at any time any of the provisions of this Note shall not, absent an express written waiver signed by Holder specifying the provision being waived, be construed to be a waiver of any such provision, nor in any way to affect the validity of this Note or any part hereof or the right of Holder thereafter to enforce each and every such provision. No waiver of any breach of this Note shall be held to be a waiver of any other or subsequent breach. The Company waives presentment, demand, notice of dishonor, protest and notice of nonpayment and protest.

9. Taxes.  The Company agrees that it will pay, when due and payable, any and all stamp, original issue or similar taxes which may be payable in respect of the issue of this Note.  The Company shall not be required to pay any stamp, original issue or similar tax which may be payable in respect of any transfer involved in the transfer and delivery of this Note to a person other than of the Payee.

10. Notices. All notices or other communications to a party required or permitted hereunder shall be in writing and shall be delivered personally or by facsimile (receipt confirmed electronically) to such party (or, in the case of an entity, to an executive officer of such party) or shall be sent by a reputable express delivery service or by certified mail, postage prepaid with return receipt requested, addressed as follows:

if to Payee to:
Michael Butler
Carrick House
49 Fitzwilliam Square
Dublin 2
Ireland

if to the Company to:
Vincent Browne
Flint Telecom Group, Inc.
327 Plaza Real, Suite 319
Boca Raton, FL 33432

     Any party may change the above specified recipient and/or mailing address by notice to all other parties given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by facsimile, provided that any such facsimile is received during regular business hours at the recipient's location) or on the day shown on the return receipt (if delivered by mail or delivery service).

11. Headings. The titles and headings to the Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Note. This Note shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Note to be drafted.

12. Applicable Law and Jurisdiction. The legality, validity, enforceability and interpretation of this Note and the relationship of the parties hereunder shall be governed by the laws of the State of Nevada, without giving effect to the principles of conflict of laws, except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

Any claim, cause of action, suit or demand allegedly arising out of or related to this Note, or the relationship of the parties, shall be brought exclusively in the state or federal courts located in Palm Beach County, Florida, and the parties irrevocably consent to the exclusive jurisdiction and venue of such courts and waive any objections they may have at any time to such exclusive jurisdiction and venue.

13. Survival Of Representations And Warranties; Attorneys Fee. This Note shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto. If this Note is not paid when due or if the Company breaches any provisions of this Note,  in addition to all other amounts due herein, the Company promises to pay all costs of collection and all reasonable attorney fees and court costs incurred by Holder.

14.  Assignment.  This Note may not be assigned by either party hereto without the prior written consent of the other (except that the Company may without the prior written consent of the Holder assign this Note in the event of a merger, acquisition, reorganization or the sale of all or substantially all of its assets to another corporation to the surviving entity of such merger, acquisition, reorganization or sale).

IN WITNESS WHEREOF, Flint Telecom Group, Inc. has caused this Promissory Note to be signed in its name by the signature of its duly authorized representative.

Flint Telecom Group, Inc.

/s/ Vincent Browne
By: Vincent Browne
Its: CEO
Date:  May 13, 2009